Exhibit 10.1

CONFIDENTIAL
August 10, 2020

VIA EMAIL

Lance Rosenzweig

Dear Lance,

We are pleased to offer you the position of President and Chief Executive Officer (“CEO”) of Support.com, Inc. (the “Company”). You will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of presidents and chief executive officers of similarly sized companies, and such other duties, authorities and responsibilities as the Company’s Board of Directors (the “Board”) may designate from time to time that are not inconsistent with your position as President and CEO.

You will be based out of Los Angeles, California and will report to the Board. As the Company’s President and CEO, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company on an exempt basis.

Prior to engaging in any business activity other than the preceding while you are an employee of the Company, you must first obtain the approval of the Board. Any such business activity must not materially interfere with the performance of your duties to the Company. Nothing herein will prevent you from (i) continuing to provide services pursuant to any arrangement as of the date hereof that is listed on Attachment A hereto, (ii) serving on the board of directors of a publicly traded company with prior written consent of the Board which shall not be unreasonably withheld, (iii) serving on the boards of directors of non-profit organizations, (iv) participating in charitable, civic, educational, professional, community or industry affairs, and (v) managing the your passive personal investments so long as such activities in the aggregate do not materially interfere with the performance of your duties to the Company.

In addition, you will be appointed to serve as a member of the Board within thirty (30) days following your commencement of employment with the Company as President and CEO. Thereafter, for as long as you remain CEO, the Company will place your name on the list of nominations as a candidate to be elected as, and take all reasonable action to cause you to be, a member of the Board, subject to stockholder vote. Notwithstanding the foregoing, you agree to resign immediately from the Board in the event that you cease to be CEO. While you provide services as CEO, you will not be entitled to receive any compensation for your services as a Board member.

The principle terms and conditions of our offer are as follows:

Start Date. Your anticipated employment commencement date (“Start Date”) is August 10, 2020.

Base Salary. Your initial annual base salary (the “Base Salary”) will be $480,000, payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly.

Lance Rosenzweig

Thereafter, your annual base salary will be determined by the Board and subject to review on an annual basis.

Bonus. You will be eligible for a bonus for 2020 in the form of a stock grant of 100,000 shares of common stock of the Company payable in January 2021 subject applicable withholding taxes (which may be satisfied at your election by reducing the number of shares otherwise delivered to you) and your continued employment through the payment date. You will be eligible to participate in our corporate bonus program each fiscal year beginning with the 2021 fiscal year. Your annual bonus target under the corporate bonus program will be 75% of your Base Salary for the applicable fiscal year (your “Target Bonus”). The actual bonus amount awarded to you (your “Actual Bonus”) will be determined by the Board based in all cases upon its determination of the achievement of pre-established Company and individual performance objectives established by the Board in good faith consultation with you. To receive payment of any Actual Bonus, you must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided herein. Your bonus participation will be subject to all the terms, conditions and restrictions of the applicable Company bonus program, as amended from time to time, including the Board’s reservation of discretion to administer and modify the program. Except as set forth below, the Actual Bonus will be paid in the calendar year following the year with respect to which the performance of the Annual Bonus relates at the same time as bonuses are payable to other employees pursuant to the terms of the applicable Company bonus plan, as amended from time to time.

Pursuant to the charter of the Compensation Committee of the Board, your performance and compensation terms will be reviewed at least annually. You acknowledge that compensation that you receive from the Company may be subject by law to certain recoupment (“clawback”) requirements applicable to public companies.

Equity Awards. On or as soon as administratively practicable following your Start Date, you will be granted stock options under the Company’s 2010 Equity and Performance Incentive Plan and/or 2014 Inducement Award Plan (collectively, the “Plans”) as follows:

Time Vest Stock Option. You will be awarded a non-qualified stock option to purchase 400,000 shares of the Company’s common stock at an exercise price equal to the fair market value thereof on the date of grant (the “Time Vest Option”). The Time Vest Option will vest monthly over a three (3) year period beginning on your Start Date subject to your continued employment. Subject to your compliance with the Release Requirement (defined below), the Time Vest Option shall accelerate and become vested and exercisable (i) with respect to the number of shares that would vest within an additional three (3) months upon your Involuntary Termination within two years following your Start Date, or six (6) months if your Involuntary Termination is more than two years after your Start Date, and (ii) as to 100% of the then-unvested shares subject to such option upon your Involuntary Termination on or within twelve months following a Change of Control” (as defined in the applicable Plan for purposes hereof). The Time Vest Option will also be subject to the terms and conditions of the applicable stock plan and a stock option agreement approved by the Board substantially in the form attached hereto as Attachment B.

Lance Rosenzweig

Performance Stock Option. You will also be awarded an additional non-qualified stock option to purchase 600,000 shares of the Company’s common stock at an exercise price equal to fair market value thereof on the date of grant (the “Performance Option”). The vesting of the shares subject to the Performance Option will be subject to a performance requirement and a service vesting requirement, both of which must be satisfied during the term of the Performance Option.

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The performance requirement will be satisfied either (i) on the date as of which the average daily closing price of the Company’s common stock on the Nasdaq Stock Market for the ten (10) consecutive business days through and including such date equals or exceeds 150% of the exercise price of the Performance Option (the “Premium Price”), or (ii) the closing date of a Change of Control in which the price paid per share of common stock in the transaction equals or exceeds the Premium Price. If the performance requirement is not satisfied on or before the closing of a Change of Control, the Performance Option will be forfeited in full. If the performance requirement is not satisfied on or before your termination of employment, or within three (3) months following your Involuntary Termination subject to your compliance with the Release Requirement, the Performance Option will be forfeited in full.

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The service vesting requirement will be satisfied monthly over a three (3) year period beginning on your Start Date subject to your continued employment through each service vesting date. Subject to your compliance with the Release Requirement, service vesting will accelerate (i) with respect to the number of shares that would service vest within an additional three (3) months upon your Involuntary Termination within two years following your Start Date, or six (6) months if your Involuntary Termination is more than two years after your Start Date, and (ii) as to 100% of the then-unvested shares upon your Involuntary Termination on or within twelve months following a Change of Control.

The Performance Option will also be subject to the terms and conditions of the applicable stock plan and a stock option agreement approved by the Board substantially in the form attached hereto as Attachment C.

The Time Vest Option and the Performance Option will also provide for 100% acceleration of service vesting upon a Change of Control to the extent such options will not be continued, assumed or substituted and would otherwise be terminated without consideration upon the closing of the Change of Control; provided, however, that if the performance requirement is not satisfied on or before the closing of the Change of Control, the Performance Option will be forfeited in full.

Employee Benefits and Vacation. You will be entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives. You will be eligible to purchase Medical, Dental, Vision and ancillary volunteer benefits on the first of the month following 60 days of employment. You will be entitled to a minimum of four weeks of vacation each calendar year during your employment (prorated for partial years), subject to increase in accordance with the vacation policy applicable to other senior executives of the Company.

Lance Rosenzweig

Severance. If your employment with the Company terminates as a result of an Involuntary Termination, and you execute and deliver to the Company the Company’s standard Release Agreement attached hereto as Attachment D (the “Release”) and that Release becomes effective and irrevocable within twenty-eight (28) days following your termination date in accordance with applicable law (the “Release Requirement”), then you will become entitled to receive the following benefit:

On the first payroll date following the twenty-eight (28) day period after the date of your Involuntary Termination as described in the immediately preceding paragraph (subject to your timely execution and effectiveness of the Release), the Company shall pay to you a lump-sum payment equal to the sum of (a) 50% of your then current annual Base Salary (or 100% of your then current annual Base Salary if the termination occurs more than two years after your Start Date), and (b) an amount equal to twelve (12) months of the COBRA continuation coverage premium under the Company’s group medical plans as in effect at the time such termination occurs less the amount of your portion of the premium as if you were an active employee. Further, upon such Involuntary Termination, subject to your timely execution and effectiveness of the Release, the Company shall pay you a pro-rata portion of your Actual Bonus for the fiscal year in which the such termination occurs as determined by the Board based on actual performance for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, (i) the numerator of which is the number of days during the fiscal year of termination that you are employed by the Company and (ii) the denominator of which is 365), payable at the same time the Actual Bonus would have been paid if you had continued to be employed by the Company.

Definitions. For purposes of hereof, the following definitions shall be in effect:

“Involuntary Termination” means either: (a) that your employment is terminated by the Company without Cause or (b) that you resign for Good Reason (as defined below). You may terminate your employment hereunder for Good Reason upon satisfaction of the following requirements: (A) notifying the Company within ninety (90) days after the occurrence of the act or omission constituting grounds for the Good Reason termination, (B) providing the Company thirty (30) days to correct such act or omission, and (C) upon the Company’s failure to take such corrective action within such thirty (30)-day period, giving the Company written notice of such Good Reason termination within thirty (30) business days thereafter, with such Good Reason termination to be effective immediately upon delivery of such notice to the Company. In order to receive any benefits upon termination, (i) the Release must be signed by you and must become effective/irrevocable within twenty-eight (28) days following your Involuntary Termination date in accordance with applicable law, and (ii) you must return all Company property. An Involuntary Termination shall not include a termination by reason of death or disability.

“Cause” means a determination in the reasonable good faith of the Board that you have: (a) engaged in any act of fraud or embezzlement; (b) engaged in any act in violation of the law that causes or would be reasonably expected to cause material harm to the Company; (c) materially breached your fiduciary duty to the Company; (d) unreasonably and willfully refused to perform the reasonable, good faith and lawful written instructions of the Board; (e) engaged in willful misconduct which causes material harm to the Company; (f) willfully breached the CIIA (as defined below) which causes material harm to the Company; or (g) made any willful unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary) which causes material harm to the Company; provided, however, that you will not be deemed to have terminated for Cause if such failure or breach, to the extent capable of cure, is corrected prior to the expiration of the ten (10) day period following delivery to you of the Company’s written notice of its intention to terminate your employment for Cause.

Lance Rosenzweig

“Good Reason” means (a) your employment duties, authorities or responsibilities are materially diminished by the Company without your prior written consent; (b) a material change in the geographic location of your place of employment (currently to be Los Angeles, California) without your approval, with a relocation of more than fifty (50) miles to be deemed material for purposes hereof; (c) a material breach by the Company of its obligations under the terms of this Employment Agreement or any equity award agreement including, without limitation, your removal from the Board by the Company (other than for Cause) or the failure to nominate you to serve on the Board; or (d) a material reduction in the annual rate of your Base Salary or Target Bonus by the Company.

Section 409A. This offer is intended to comply with, or be exempt from, the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), as applicable, but the Company does not guarantee the tax treatment associated with the terms set forth in this offer and by signing this offer you acknowledge and agree that you had an opportunity to consult counsel of your choice. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will be made only upon a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six month anniversary of your date of termination or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule.

Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration in Santa Clara, California (or another mutually agreed upon location), pursuant to the following terms of this agreement to arbitrate. The Law applicable to any issues regarding the scope, effectiveness or interpretation of this arbitration provision shall be the Federal Arbitration Act. The Company agrees to pay the fees and costs of the arbitrator.

Mutual agreement to arbitrate and waive rights to trial by judge or jury or by class action. In the event of any future dispute, controversy or claim that either party may have against the other, including the Company’s parent, subsidiaries, or affiliates or any of their officers, directors, shareholders, representatives, attorneys, agents, or assigns in their capacity as such or otherwise, arising from or relating to this Employment Agreement (as defined below) or the CIIA, its breach, any matter addressed by this Employment Agreement or the CIIA, and/or your employment with the Company through your separation date, the Company and you agree to resolve any such dispute (collectively, the “Claims”) by arbitration in accordance with the terms of this agreement to arbitrate. Notwithstanding the foregoing, the parties agree that this agreement to arbitrate shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the other party’s intellectual property or proprietary information. In the event of any conflict between this agreement to arbitrate on the one hand, and any conflicting terms in the CIIA, this agreement to arbitrate provision shall govern and control.

Lance Rosenzweig

The Claims covered by this agreement to arbitrate provision include, without limitation, claims arising out of contract law, tort law, common law, wrongful discharge law, privacy rights, statutory protections, constitutional protections, wage and hour law, California Labor Code protections, the California Fair Employment and Housing Act (which includes claims for discrimination or harassment on the basis of age, race, color, ancestry, national origin, disability, medical condition, marital status, religious creed, sex, pregnancy, gender, and sexual orientation), any similar state discrimination law, the California Family Rights Act, the federal Family and Medical Leave Act, the federal Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, claims for benefits (except when a benefit or pension plan specifies that its claims procedures shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance.

You agree to have all Claims determined in arbitration as provided herein in an individual capacity and not as a class action, collective or representative basis, and hereby waive any right to bring class-wide, collective or representative claims before any arbitrator or in any forum, except to the extent a representative action under the California Private Attorney General Act is, as a matter of law, not deemed subject to such a waiver. Notwithstanding the foregoing, you acknowledge that any Claims you may have for workers’ compensation, state unemployment compensation benefits and/or state disability insurance are not covered by this agreement to arbitrate, as are any Claims that cannot, by applicable state and federal law, be submitted to arbitration. Nothing in this agreement to arbitrate shall be construed as limiting your right to file a claim with or seek the assistance of the Equal Employment Opportunity Commission, the National Labor Relations Board, Department of Labor, or any similar state or federal administrative agency, however, any claim that cannot be resolved administratively or is not submitted to the applicable agency for resolution shall be subject to this agreement to arbitrate.

You understand that, by this agreement to arbitrate, the Parties hereto are waiving their rights to have a Claim adjudicated by a court or jury, and to pursue a Claim as part of a class action. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the Parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

Arbitration in accordance with JAMS Rules. Except as otherwise provided herein, arbitration shall be in accordance with the then-current JAMS Employment Arbitration Rules and Procedures before a single neutral arbitrator who is selected in accordance with the Rules. The arbitration shall take place in a mutually agreed location. The arbitrator shall apply the substantive law of California, or federal law, or both, as applicable to the Claim asserted. Each party shall have the right to take written discovery and depositions as provided for under the California Code of Civil Procedure, as well as to subpoena witnesses and documents for discovery and for arbitration. Each party shall be entitled to all types of remedies and relief otherwise available in court.

Lance Rosenzweig

The arbitrator shall have the exclusive authority to resolve any dispute relating to the formation, interpretation, applicability, or enforceability of this Agreement, including, without limitation, any Claim that all or any part of this Agreement is void or voidable. The arbitrator’s decision shall be a reasoned decision in writing, revealing the essential findings and conclusions forming the basis of the award, and shall be final and binding on the parties.

Costs and Fees. If you allege a Claim constituting a violation of a statute relating to employment, including, without limitation, the California Fair Employment and Housing Act (or similar state statute), the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act, or the Americans with Disabilities Act, the Company will advance all costs of the arbitration that would not be incurred by the parties if the dispute were litigated in court, namely, the fees of the arbitrator and any arbitration association administrative fees and similar charges.

Except as set forth above, each party shall pay for its own costs, and attorney fees, if any. However, if any party prevails in a statutory Claim that affords the prevailing party attorney fees, the arbitrator may award reasonable attorney fees to the prevailing party in addition to any and all other remedies afforded by the relevant statute.

Exclusive Forum. Arbitration as described herein will be the exclusive forum for any Claims arising under the Employment Agreement. The arbitration decision shall be final, conclusive and binding on both parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing party in any such proceeding shall be awarded reasonable attorneys' fees and costs.

General.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

Your employment with us is contingent upon and at all times subject to your eligibility for employment as our President and CEO under state and federal law. Without limiting the foregoing, for purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us during your orientation period (schedule to be confirmed), or our employment relationship with you may be terminated. Similarly, for the purposes of state law, because the Company is a registered “Alarm Company” in California with the Bureau of Security and Investigative Services (“BSIS”) as required by one or more program contracts, you will be required to provide to the Company documentary evidence of your identity and eligibility to serve as an officer of a registered Alarm Company.

Lance Rosenzweig

The Company will enter into an indemnification agreement with you in the same form as is provided to its other officers and directors.

Within thirty (30) days upon presentation of appropriate documentation, the Company will pay directly or reimburse you for reasonable legal fees and costs incurred in connection with negotiating and reviewing this letter and any related documents or matters up to an amount not exceeding $15,000.

All payments hereunder will be subject to withholding of applicable federal, state and local income and employment taxes and other deductions.

As a Company employee, you will be expected to abide by the Company’s written obligations, policies and procedures at all times, which will be provided to you. You will also be expected to sign and comply with a Confidential Information and Invention Assignment Agreement (the “CIIA”) that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company (subject to California Labor Code Section 2870), non-solicitation of our employees, and non-disclosure of proprietary information; provided, that the last sentence of Section 7 of the CIIA (related to the solicitation of customers) shall have no force or effect except to the extent you use trade secrets to aid in such solicitation. Your employment will be subject to you having executed and returned the CIIA to the Company by your Start Date.

To indicate your acceptance of the Company’s offer, please sign and date this letter by August 10, 2020, and return it to my attention by email with a copy to Olivia Mirzoyev at Olivia.Mirzoyev@support.com. This letter, along with the Attachments hereto and the CIIA, sets forth the terms of your employment with the Company (“Employment Agreement”) and supersedes any prior representations or agreements, whether written or oral. This Employment Agreement may not be modified or amended except by a written agreement, approved by the Compensation Committee of the Board or its designee, and signed by a designated representative of the Company and you.

Lance Rosenzweig

We are excited to have you join Support.com, and we look forward to working with you!

Sincerely,

_________________________
Joshua Schechter
Chairman of the Board of Directors
Support.com, Inc.

By signing, I hereby accept, acknowledge and agree to the terms and conditions as stated above in this Employment Agreement including the Attachments incorporated herein by reference.

On this day of August 10, 2020

________________________________
Lance Rosenzweig

Lance Rosenzweig

ATTACHMENT A

TO OFFER LETTER

Existing Service Arrangements

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Member of the Boards of Directors: Boingo Wireless and NextGen Healthcare

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Advisor to Wheels Labs

Lance Rosenzweig

ATTACHMENT B
TO OFFER LETTER

TIME VEST OPTION AWARD AGREEMENT

CONFIDENTIAL

SUPPORT.COM, INC.
2014 INDUCEMENT AWARD PLAN
NOTICE OF STOCK OPTION GRANT

Lance Rosenzweig		Grant Number:	%%OPTION_NUMBER%-%
		Grant Date:	August 10, 2020
		Options Granted:	400,000
		Exercise Price:	%%OPTION_PRICE,'$999,999,999.99'%-%
Employee ID#:	%%EMPLOYEE_IDENTIFIER%-%	Expiration Date:	August 10, 2030
Document:	2014 Non-Standard Notice	Grant Type:	Non-Qualified Stock Option

You have been granted the above-described option (the “Option”) to purchase Common Stock of Support.com, Inc. (the "Company") under the 2014 Inducement Award Plan (the "Plan") as an inducement to your employment with the Company. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Plan.

Vesting Schedule:

Subject to your continued employment with the Company, 1/36th of the Shares subject to the Option will vest each month beginning on your Start Date (as defined in your offer letter from the Company dated August 10, 2020 (the “Offer Letter”)), with full vesting on the three (3) year anniversary of your Start Date.

SHARES	VEST TYPE	FULL VEST

400,000	Service Vesting	The three year anniversary of your Start Date

Vesting Acceleration upon an Involuntary Termination
Subject to your compliance with the Release Requirement (defined below), (i) if you experience an Involuntary Termination (as defined in the Offer Letter) within two years following your Start Date, the Option shall accelerate and become vested and exercisable with respect to the number of Shares that would have vested during the three (3) month period immediately following the date of your Involuntary Termination, had you remained employed by the Company throughout such three (3) month period, (ii) if you experience an Involuntary Termination more than two years after your Start Date, the Option shall accelerate and become vested and exercisable with respect to the number of Shares that would have vested during the six (6) month period immediately following the date of your Involuntary Termination, had you remained employed by the Company throughout such six (6) month period, and (iii) if you experience an Involuntary Termination on or within twelve months following a Change of Control, 100% of the then-unvested Shares subject to your Option shall accelerate and become vested and exercisable.

To receive the accelerated Option vesting described above, you must execute and deliver to the Company a Release Agreement substantially in the form attached as Attachment D to the Offer Letter (the “Release”) and that Release must become effective and irrevocable within twenty-eight (28) days following the date of your Involuntary Termination in accordance with applicable law (the “Release Requirement”).

Lance Rosenzweig

Other Vesting Acceleration upon a Change of Control
To the extent your Option is not continued, assumed, or substituted and would otherwise be terminated without consideration upon the closing of a Change of Control, 100% of the then-unvested Shares subject to your Option shall accelerate and become vested and exercisable immediately prior to the Change of Control.

Post-Termination Exercise Period
If your service with the Company terminates for any reason, then (a) to the extent not yet vested as of your termination of employment, after giving effect to the provisions under “Vesting Acceleration upon an Involuntary Termination,” the Option will be cancelled effective on your employment termination date; and (b) except in the case of your death or disability, the vested portion of your Option will expire on the date that is ninety (90) days after your service termination date (or if earlier, the Expiration Date or termination upon a corporate transaction pursuant to the Plan).

By accepting this grant, you and the Company agree that this grant is awarded under and governed by the terms and conditions of this Notice, and by the Stock Option Agreement and the 2014 Equity and Performance Incentive Plan, which are hereby incorporated by this reference and made a part of this Notice.

Lance Rosenzweig

ATTACHMENT C
TO OFFER LETTER

PERFORMANCE OPTION AWARD AGREEMENT

CONFIDENTIAL

SUPPORT.COM, INC.
2010 EQUITY AND PERFORMANCE INCENTIVE PLAN
NOTICE OF GRANT OF STOCK OPTIONS (“NOTICE”)

Lance Rosenzweig		Grant Number:	%%OPTION_NUMBER%-%
		Grant Date:	August 10, 2020
		Options Granted:	600,000
		Exercise Price:	%%OPTION_PRICE,'$999,999,999.99'%-%
Employee ID#:	%%EMPLOYEE_IDENTIFIER%-%	Expiration Date:	August 10, 2030
Document:	2010 Non-Standard Notice	Grant Type:	Non-Qualified Stock Option

You have been granted the above-referenced option to purchase Common Stock of Support.com, Inc. (the "Company") under the 2010 Equity and Performance Incentive Plan (the "Plan"). Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Plan.

By accepting this grant, you and the Company agree that this grant is awarded under and governed by the terms and conditions of this Notice, and by the accompanying Stock Option Agreement and the Plan, which are hereby incorporated by this reference and made a part of this Notice.

Vesting Schedule:

The vesting of the Shares subject to the Option will be subject to a performance vesting requirement and a service vesting requirement, both of which must be satisfied during the term of the Option. Each Share subject to the Option will become vested on the later of the satisfaction of the performance vesting requirement and completion of the service vesting requirement.

Performance Vesting Requirement

The performance vesting requirement will be satisfied either (i) on the date as of which the average daily closing price of the Shares on the Nasdaq Stock Market for the ten (10) consecutive business days through and including such date equals or exceeds 150% of the Exercise Price (the “Premium Price”), or (ii) on the closing date of a Change of Control in which the price paid per Share in the transaction equals or exceeds the Premium Price. If the performance vesting requirement is not satisfied on or before the closing of a Change of Control or, if earlier, the Expiration Date, the Performance Option will be forfeited in full. In addition, if the performance vesting requirement is not satisfied (x) on or before your termination of employment for any reason, or (y) subject to your compliance with the Release Requirement (as defined below), within three (3) months following your Involuntary Termination (as defined in your offer letter from the Company dated August 10, 2020 (the “Offer Letter”)) or, if earlier, the Expiration Date, the Option will be forfeited in full. For the avoidance of doubt, the Option is forfeited in full if the performance vesting requirement is not satisfied pursuant to this paragraph regardless of the extent to which the service vesting requirement has been satisfied or vesting would otherwise be accelerated under any policy applicable upon termination by reason of death or disability.

Service Vesting Requirement

Subject to your continued employment with the Company, 1/36th of the Shares subject to the Option will satisfy the service vesting requirement each month beginning on your Start Date (as defined in the Offer Letter), with complete satisfaction of the service vesting requirement on the three (3) year anniversary of your Start Date.

Lance Rosenzweig

Service Vesting Acceleration upon an Involuntary Termination
Subject to your compliance with the Release Requirement, (i) if you experience an Involuntary Termination (as defined in the Offer Letter) within two years following your Start Date, service vesting shall accelerate with respect to the number of Shares that would have service vested during the three (3) month period immediately following the date of your Involuntary Termination, had you remained employed by the Company throughout such three (3) month period, (ii) if you experience an Involuntary Termination more than two years after your Start Date, service vesting shall accelerate with respect to the number of Shares that would have service vested during the six (6) month period immediately following the date of your Involuntary Termination, had you remained employed by the Company throughout such six (6) month period, and (iii) if you experience an Involuntary Termination on or within twelve months following a Change of Control, service vesting shall accelerate with respect to 100% of the then-unvested Shares subject to your Option.

To receive the accelerated service vesting described above, you must execute and deliver to the Company a Release Agreement substantially in the form attached as Attachment D to the Offer Letter (the “Release”) and that Release must become effective and irrevocable within twenty-eight (28) days following the date of your Involuntary Termination in accordance with applicable law (the “Release Requirement”).

Other Service Vesting Acceleration upon a Change of Control
To the extent your Option is not continued, assumed, or substituted and would otherwise be terminated without consideration upon the closing of a Change of Control (other than by reason of failure to satisfy the performance vesting requirement), service vesting shall accelerate immediately prior to the Change of Control with respect to 100% of the then-unvested Shares subject to your Option. Notwithstanding any such acceleration of the service vesting requirement, the Option will be forfeited if the performance vesting requirement is not satisfied on or before the closing of a Change of Control.

Post-Termination Exercise Period
If your service with the Company terminates for any reason, then (a) to the extent not yet vested as of your termination of employment, after giving effect to the applicable Involuntary Termination provisions above, the Option will be cancelled effective on your employment termination date; and (b) except in the case of your death or disability, the vested portion of your Option will expire on the date that is ninety (90) days after your service termination date (or if earlier, the Expiration Date or termination upon a corporate transaction pursuant to the Plan).

Notwithstanding the foregoing limitations on the post-termination exercise period, if (i) the performance vesting requirement has not been satisfied before your employment termination date but is satisfied within three (3) months following the date of your Involuntary Termination (and not later than the Expiration Date), and (ii) you have complied with the Release Requirement, then the vested portion of your Option as of your employment termination date will be determined as if the performance vesting requirement had been satisfied during your employment (as provided above), and such vested portion of the Option will not expire before the date that is thirty (30) days following the date on which the performance vesting requirement is met (subject to earlier termination on the Expiration Date or a corporate transaction pursuant to the Plan).

Lance Rosenzweig

ATTACHMENT D
TO OFFER LETTER

SUPPORT.COM RELEASE TERMS

General Release. I, Lance Rosenzweig, on behalf of myself, my heirs, representatives and assigns, I hereby fully and forever release and discharge Support.com, Inc. (the “Company”) as well as its past and present affiliates, subsidiaries, agents, related entities, officers, directors, shareholders, employees, attorneys, insurers, predecessors, successors, representatives, heirs and assigns (collectively, “Releasees”), from any and all claims, causes of action, suits, debts, and demands of any and every kind, nature and character, presently known and unknown, arising from or relating to any act or omission occurring prior to the date I sign this Agreement (collectively, “Claims”).

Examples of Claims. The Claims I am releasing and discharging include, but are not limited to, Claims arising from and related to my recruitment, hiring, employment and termination of employment with the Company, including Claims under federal, state and local non-discrimination laws such as Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement and Income Security Act of 1974 as amended (“ERISA”), the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act of 1967 as amended (“ADEA”), the Equal Pay Act, the Family Medical Leave Act, the Fair Labor Standards Act, (as amended), the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the Fair Employment and Housing Act, the California Labor Code, the California Private Attorney General Act and under any and all other applicable federal, state and local laws; Claims arising under tort, contract, or quasi-contract law, including but not limited to claims for unpaid wages, breach of express and implied contractual obligations, misrepresentation, infliction of emotional distress, violation of public policy, defamation, monetary damages and any other form of personal relief, attorneys’ fees and costs.

Known & Unknown Claims. In furtherance of my intent to fully and forever release and discharge the Releasees from any and all Claims, “presently known and unknown,” I am waiving and releasing all rights and benefits afforded to me, if any, under Section 1542 of the California Civil Code, or under a comparable state law applicable to me. I understand that California Civil Code Section 1542 provides as follows (parentheticals added):

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Lance Rosenzweig

I understand that this means that, if I later discover facts different from or in addition to those that I now know or believe to be true, that my release and discharge of all Claims under this Agreement shall be and remain in full force and effect in all respects notwithstanding such different or additional facts or my later discovery of such facts.

Exclusions. I understand that my release and discharge of all Claims under this Agreement excludes any claim(s) I may have for:

1.
unemployment, disability and paid family leave insurance benefits, if any such benefit programs apply to me, pursuant to the terms of applicable state law;

2.
workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code (or comparable law of another state applicable to me) under any worker’s compensation insurance policy or fund of the Company;

3.
continued participation in the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA;”

4.
any benefit entitlement(s) vested as of my Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company and governed by the federal law known as “ERISA”;

5.
any stock and option shares vested as of my Separation Date, pursuant to the written terms and conditions of any stock and/or option grant by the Company to me existing before my Separation Date;

6.
violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and

7.
any wrongful act or omission by any Releasee occurring after the date I sign this Agreement.

Acknowledgement of wages paid. I acknowledge that I have received my final paychecks which included payment of all wages due and all accrued, unused vacation. I represent that I have has been paid all amounts I was owed as salary, bonuses, commissions or other wages and I have received reimbursement of all reimbursable business expenses.

Continuing Rights and Obligations.

I acknowledge and affirm that I have ongoing obligations to the Company after my Separation Date under the Confidential Information and Invention Assignment Agreement that I signed in connection with my employment with the Company and a copy of which is attached hereto as Attachment 1 (“CIIA”).

I understand that nothing in this Agreement prevents or prohibits me from (i) filing a claim with a government agency that is responsible for enforcing a law, (ii) providing information regarding my former employment relationship with the Company, as may be required by law or legal process, or (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding pertaining to the Company.

Lance Rosenzweig

However, I also understand that, because the Claims I am releasing and discharging under this Agreement include all claims “for monetary damages and any other form of personal relief” (see the section entitled “Examples of Claims” above), I may only seek and receive non-personal forms of relief through any claim I may file with a government agency; provided, however, that nothing herein waives my right to file an application for an award for original information submitted pursuant to section 21F of the Securities Exchange Act of 1934.

I also understand and agree that, even if required by subpoena to provide testimony, or otherwise to cooperate, participate or assist in any legal, government or regulatory proceeding that pertains to my former employment with the Company, I shall promptly give written notice to the Company’s Chairman of the Board (with attention to the Legal Department) that I have been requested or required to violate my CIIA in connection with or during such testimony, legal, government or regulatory proceeding, so that the Company may take legal action to protect its rights under my CIIA.

No Admission of Wrongdoing; No Disparagement. I agree that neither the fact nor any aspect of this Agreement is intended, or should be construed at any time, to be an admission of liability or wrongdoing by either me or by any of the Releasees. I further agree not to make, or encourage any other person to make, any negative or disparaging statements, as fact or as opinion, about any of the Releasees or their products, services, vendors, customers, or prospective customers, or any person acting by, through, under or in concert with any of them. The Company shall instruct its executive officers and directors to refrain from making or encouraging any other person to make any negative or disparaging statements, as fact or as opinion, about you. The foregoing shall not be violated by truthful statements made in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings).

Agreement Deadline; Revocation Period; Effective Date. I understand that:

I have been advised by the Company to consult with an attorney of my own choosing before signing this Agreement and returning it to the Company on or before the Agreement Deadline.

The last date I can sign this Agreement is twenty-one (21) days after my Separation Date (“Agreement Deadline”).

For seven (7) days after the date I actually sign this Agreement, I may revoke it (“Revocation Period”). If I revoke this Agreement, I must deliver written notice of my revocation to the Company, no later than the seventh day after the date I signed this Agreement.

The “Effective Date” of this Agreement will be the date I have signed it, provided that I have returned to the Company my signature to this Agreement and I have not timely revoked it during the Revocation Period. I understand that this Agreement, as signed by me, and any notice of revocation, should be delivered by U.S. mail, hand or overnight delivery or facsimile to the number below:

Lance Rosenzweig

Human Resources & Legal Departments, Support.com

1200 Crossman Ave., Suite 210, Sunnyvale, California 94089

Confidential Facsimile No: 650-482-3761

Complete Agreement; Changes. In signing this Agreement and it becoming effective, I represent and warrant that I am not relying on any statements, representations, negotiations, promises or agreements that are not expressly set forth in this Agreement. I also understand and agree that:

●
this Agreement contains my entire understanding, and the entire agreement by me, with respect to the matters covered herein; and

●
this Agreement merges, cancels, supersedes and replaces all prior statements, representations, negotiations, promises or agreements relating to the subjects covered by this Agreement that may have been made by any of the Releasees, including (but not limited to) my Offer Letter from the Company, except (i) my CIIA which remains in full force and effect in accordance with its terms, (ii) the benefit plans and agreements referenced in clauses (4)-(5) in the section entitled “General Release”, above, and (iii) any debt obligation I owe to the Company; and

●
this Agreement cannot be changed except by another written agreement signed by me and approved by the Compensation Committee of the Board.

I HAVE READ THE FOREGOING AGREEMENT. I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING THE RIGHT TO SUE FOR AGE DISCRIMINATION, HARASSMENT AND RETALIATION UNDER THE ADEA. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE SIGNING THIS AGREEMENT, AND I HAVE BEEN ADVISED TO UNDERTAKE SUCH CONSULTATION. I SIGN THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS. I ACKNOWLEDGE AN AGREE THAT THIS RELEASE IS IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION IN ADDITION TO ANYTHING OF VALUE I AM OTHERWISE ENTITLED TO RECEIVE.

Lance Rosenzweig

EXECUTION

In order to bind the Parties to this Agreement, the Parties, or their duly authorized representatives have signed their names below.

Support.com, Inc.	Lance Rosenzweig
By: ______________________________	______________________________
Name: ______________________________	Date:______________________________
Title: ______________________________

Please return a signed copy to:

Human Resources & Legal Departments
Support.com, Inc.
1200 Crossman Ave., Suite 210, Sunnyvale, California 94089
Confidential Facsimile No: 650-482-3761